Exhibit 10.1

September 9, 1999


Mr. G. Walter Loewenbaum, Chairman of the Board
Mr. Arthur B. Sims, Director
Mr. Charles W. Hull, Director
3D Systems Corporation
26081 Avenue Hall
Valencia, CA 91355

Dear Messrs. Loewenbaum, Sims, & Hull:

RE: RETAINER AGREEMENT BETWEEN REGENT PACIFIC MANAGEMENT CORPORATION AND 3D SYSTEMS CORPORATION

I am writing this letter, pursuant to your request, to set forth the terms and conditions upon which Regent Pacific Management Corporation, a California corporation ("Regent Pacific"), will be engaged to perform certain management services for 3D Systems Corporation, a Delaware corporation, and its wholly owned and controlled subsidiaries (collectively, "3D Systems"), under certain guarantees and indemnities to be provided by 3D Systems. This agreement is contingent upon and subject to 3D Systems' having Directors and Officers insurance coverage and adding Gary Sbona and Brian Service, as well as other Regent Pacific personnel, as necessary, to the coverage.

Included within these services will be the following work product, which Regent Pacific will supply to 3D Systems in accordance with the terms of this letter and for the agreed-upon cash payments required by this letter:

1. Regent Pacific agrees to provide a team consisting of four full-time equivalents ("FTEs"), to immediately assume the chief executive and general management responsibilities of 3D Systems, and to develop and implement a restructuring plan for 3D Systems. The goal of this assignment shall be to control the immediate situation and redirect the company with respect to the potential financial and operational restructuring of the ongoing business of 3D Systems.

2. Regent Pacific shall provide the services of Brian K. Service, Principal, of Regent Pacific Management Corporation, who shall be a part of the team and lead the engagement on behalf of Regent Pacific as the board-appointed President and Chief Executive Officer of 3D Systems and Gary J. Sbona, President & Chief Executive Officer of Regent Pacific shall be appointed to the Board of Directors of 3D Systems. Regent Pacific shall be appointed by the Board of Directors to provide general management services to 3D Systems. Both Regent Pacific and Mr. Service shall report to the Board of Directors of 3D Systems and shall be solely accountable to the Board for fulfilling the obligations of this engagement.

Regent Pacific's services do not include the following activities and/or work product:

     1. With the exception of Brian K. Service and Gary J. Sbona, Regent Pacific personnel provided under the terms of this engagement shall not be appointed officers of 3D Systems, and shall not accept nor be held accountable for the fiduciary obligations of an officer or director of 3D Systems.

     2. Discussions by any Regent Pacific personnel with stock analysts, current investors or potential investors, unless previously approved by the Chairman.

     Regent Pacific is prepared to begin our services next week on Monday, September 13, 1999, contingent upon:

     1.       This duly executed retainer agreement on the part of 3D Systems;

     2. The transfer of and receipt by Regent Pacific of the required initial payments of this retainer agreement;

     3. Duly executed indemnification agreement between 3D Systems and Mr. Service and Mr. Sbona and 3D Systems and Regent Pacific in a form acceptable to Regent Pacific.

     In addition to Mr. Service, the initial team assigned will be H. Michael Hogan, Earl C. Royse, and a marketing/sales executive to be named within ten (10 days), Principals of Regent Pacific. You understand that Regent Pacific retains the right to assign or interchange these people with other people as the work progresses, subject to 3D Systems' right of approval, which shall not be unreasonably withheld, in order to address your requirements, as long as the fee paid for our services is not increased for the included work product.

Fees: We have agreed to provide the work product included in this agreement for a period of twelve months, including twenty-six (26) weeks of non-cancelable services. This service shall be $12,500 per FTE per week payable in four (4) week increments, each to be paid in advance of each Regent Pacific standard four-week billing period. The maximum payment for four FTEs shall be $50,000 per week. It is agreed and understood between us that the payments of such cash fees are to be made immediately preceding the start of each four-week billing period, and that failure to pay such periodic payments when due shall constitute a breach of this agreement by 3D Systems. It is further understood that Regent Pacific's fees are to be paid in advance of the work to be performed, and that the initial payment is to be paid on or before the agreed-upon start date. It is further agreed that such cash payments are earned upon provision of the agreed upon services by Regent Pacific.

Term of agreement: The term of this agreement shall be for twelve (12) months, with a right of cancellation by 3D Systems after twenty six (26) weeks, unless earlier terminated in accordance with this paragraph. Regent Pacific hereby commits the availability of its resources to 3D Systems under this agreement for the full twelve (12) month term of the engagement. 3D

Systems may discharge Regent Pacific (i) for any material breach of this agreement, or (ii) at any time after the non-cancelable period provided that 3D Systems had delivered 60-day written notice of intent to cancel this agreement. Regent Pacific may withdraw from this assignment at any time with 3D Systems' consent or for good cause without 3D Systems' consent. Good cause includes 3D Systems' breach of this agreement (including 3D Systems' failure to pay any invoice within five working days of presentation), or any fact or circumstance that would render our continuing participation in the assignment unethical or unlawful.

Expense reimbursement: In addition to the fees, any requests for compensation will also include certain charges for reasonable costs and expenses. Such costs and expenses will include, among others, charges for messenger services, air couriers, travel (coach class, if by air) and living expenses, postage, long distance telephone, legal advice, and other charges customarily invoiced by professional firms for reimbursement of out-of-pocket expenses. Said expenses shall not include any extraordinary expenses or any expenses, which do not conform to 3D Systems', travel and expense policies, without prior approval by 3D Systems' Chairman. In addition, such expenses shall not include meal expenses except when Regent Pacific professionals are engaged in business-related activities and company travel. Regent Pacific will periodically present invoices to 3D Systems for reimbursement of such charges, and 3D Systems agrees to pay such invoices within five (5) working days of presentation.

We will provide regular progress reviews to 3D Systems and its Board of Directors at approximately biweekly intervals, as the work progresses. These progress reviews will include a discussion of the alternatives available to 3D Systems, and the performance of the company relative to the restructuring of the ongoing business. In addition, Regent Pacific requires, and 3D Systems agrees, that the Board of Directors of 3D Systems will be available to Regent Pacific on a reasonable consultation and communication basis and will meet with Regent Pacific in person in regularly scheduled monthly board meetings to review the status of the engagement.

Because of the breadth and nature of our practice, from time to time our firm may work for one client whose interest may be opposed to that of another client, for which we work in an unrelated matter. Please be assured that, despite any potential difference in the interests of our clients, we strictly preserve all client confidences and zealously pursue the interests of each of our clients. 3D Systems agrees that it does not consider such concurrent work in unrelated matters of 3D Systems and any other client of Regent Pacific to be inappropriate, and therefore waives any objections to any such present or future concurrent assignments provided, however, that such waiver shall not apply (i) to any willful misconduct or breach of confidentiality obligations of Regent Pacific hereunder, or (ii) to work for any client that is a direct competitor of 3D Systems, unless previously approved.

Except in the case of willful misconduct or gross negligence, 3D Systems shall indemnify, defend, and hold Regent Pacific, its officers, directors, principals, associates, affiliates, employees, agents, and counsel, harmless against any damages, costs, fines, penalties, liabilities, attorneys' and other professional fees and disbursements, suffered, incurred by, or asserted against, Regent Pacific, its officers, directors, principals, associates, affiliates, employees, agents, and/or counsel, including any amounts incurred or paid in settlement or any judgment of any action, suit, or proceeding brought under any statute, at common law, or otherwise, which arises under or in connection with the performance by Regent Pacific of services pursuant to this agreement and any amendment or modification thereto. The obligations of 3D Systems under this paragraph are hereinafter collectively referred to as "Indemnity Obligations." The Indemnity Obligations shall survive, for a period of five (5) years, any termination of Regent Pacific's services under this agreement and any amendment or modification thereto. 3D Systems agrees to promptly tender any payments due to Regent Pacific, its officers, directors, principals, associates, affiliates, employees, agents, and/or counsel, under or in respect of the Indemnity Obligations, within three (3) business days following written demand by Regent Pacific, its officers, directors, principals, associates, affiliates, employees, agents, and/or counsel. 3D Systems' Indemnity Obligations shall not apply to amounts paid in settlement of any loss, claim, damage, liability, or action if such settlement is effected without the consent of 3D Systems, which consent shall not be unreasonably withheld.

This agreement is made under the laws of the State of California. If any legal action arises under this Agreement or by reason of an asserted breach of it, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorney's fees, incurred in enforcing or attempting to enforce the terms of this agreement.

Non-solicitation: In recognition of the fact that the Regent Pacific individuals that we provide to 3D Systems under this agreement may perform similar services from time to time for others, this agreement shall not prevent Regent Pacific from performing such similar services or restrict Regent Pacific from using such individuals. The parties agree that they shall not, except by mutual agreement between the parties, during the term of this agreement nor for a period of three
(3) years after its termination, solicit for employment nor employ, whether as employee or independent contractor or agent, any person who is an employee or independent contractor of the other. It is agreed that in the event of a breach of this paragraph, it would be impractical or extremely difficult to fix actual damages and, therefore, Regent Pacific and 3D Systems agree that either party in breach of this paragraph shall pay to the other $350,000 per individual solicited or employed as employee, independent contractor or agent, as Liquidated Damages and not as a penalty, which is agreed by Regent Pacific and 3D Systems to represent reasonable compensation for the foreseeable loss that will, in all likelihood, be incurred because of such breach.

This Retainer Agreement and the Nondisclosure Agreement between the parties, dated August 24, 1999, constitute the entire understanding between Regent Pacific and 3D Systems regarding our services. Further, these agreements supersede and replace any prior agreement(s) between the parties. By executing this agreement you acknowledge that you have read it carefully and understand all of its terms. This agreement cannot be modified except by further written agreement signed by each party.

If you have any questions about the foregoing, please call me. If 3D Systems is in agreement with the foregoing, and it accurately represents your understanding of the agreement between 3D Systems and our firm, please approve the enclosed copy of this letter, and return the approved copy to me, along the first four
(4) week service fee of $200,000. Said payments may be wire-transferred to the account of Regent Pacific Management Corporation at Comerica Bank, 333 West Santa Clara Street, San Jose, CA 95113, Account #__________, Routing number ____________. Our contact there is Anne Osborn at ___________. If there are any questions with regard to the terms set forth herein, kindly contact me immediately. In order to maintain continuity in scheduling of our resources, we ask that we receive your affirmative response as soon as possible. In any event, this offer to provide our services will expire on September 15, 1999, unless accepted by you prior to that date or extended in writing by an officer of Regent Pacific. Please understand that we can assume no responsibility in connection with the services to be provided under this agreement until the signed copy has been returned and the required funds as agreed to by us have been received.

Very truly yours,

REGENT PACIFIC MANAGEMENT CORPORATION


Gary J. Sbona
President and Chief Executive Officer


THE FOREGOING IS HEREBY APPROVED AND AGREED TO:

DATED: September 9, 1999

3D SYSTEMS CORPORATION
(Signifies full agreement with all terms and conditions)


BY: _________________________________________
    Name: G. Walter Loewenbaum  Title: Director


BY: _________________________________________
    Name: Arthur B. Sims  Title: Chairman & CEO


BY:__________________________________________
    Name: Charles W. Hull    Title: Director